Exhibit 11.2


(SMRECEK & CO., S.C. LOGO)


                     CONSENT OF SMRECEK & CO., S.C.


     we consent to the reference to our firm under the caption "Historical Performance Data for the Advisor" and to the use of our report on the Schedule of Investment Performance Results, for the calendar periods reported corporate and noncorporate retirement plans and personal accounts managed by Uniplan, Inc. for the year ended January, 1988 through December, 1995, in the Registration Statement (Form N-1A No. 33-88756) and the related Prospectus of Jefferson Growth and Income Fund.


/s/ Smrecek & Co., S.C.
SMRECEK & CO., S.C.


Milwaukee, Wisconsin
February 28, 1996


                                UNIPLAN, INC.

                SCHEDULE OF INVESTMENT PERFORMANCE RESULTS

                        DECEMBER, 1988 THROUGH 1995


                       REPORT OF INDEPENDENT ACCOUNTANTS

Uniplan, Inc.

We have examined the accompanying Schedule of Investment Performance Results for the calendar periods reported corporate and noncorporate retirement plans and personal accounts managed by Uniplan, Inc. for the years ended December, 1988 through 1995. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

In our opinion, the schedule referred to above presents the composite rate of return for the calendar periods reported corporate and noncorporate retirement plans and personal accounts managed by Uniplan, Inc. for the years ended December, 1988 through 1995, in conformity with the basis of presentation described in the accompanying schedule.

SMRECEK & CO., S.C.


/s/ Smrecek & Co., S.C.

February 28, 1996

                             UNIPLAN, INC.

                     INVESTMENT PERFORMANCE RESULTS

                          BALANCED COMPOSITE

                    JANUARY, 1988 - DECEMBER, 1995


                                                     TOTAL
                                                     ASSETS END       PERCENT
           TOTAL      BENCHMARK     NUMBER OF        OF PERIOD        OF FIRM
YEAR       RETURN     RETURN        PORTFOLIOS       ($MILLIONS)      ASSETS
-------    -------    ---------     ----------       -----------      -------

1988        17.3        12.1            7               28.0           100
1989        28.2        22.9           18               43.3            65
1990        17.5         2.7           17               49.2            53
1991        29.3        23.4           36               71.3            62
1992        12.6         7.7           40               85.9            61
1993        11.2        10.6           45               92.2            52
1994         1.6        -0.3           54              163.7            74
1995        16.7        26.0          107              272.9            74


Notes:

1. These results have been prepared and presented in compliance with the AIMR Performance Presentation Standards for the period 1/88 through 12/95.

2. Results for the full historical period are time weighted. The composites are valued quarterly, and portfolio returns are weighted by using beginning -of-quarter market value plus weighted cash flows.

3. The benchmark: 50% S&P500; 50% Lehman Government/Corporate Index. Annualized Compound Composite Return = 16.25%.
    Annualized Compound Benchmark Return =  11.7%.


4. Standard deviation in annual composite returns equals 10.00% versus a standard deviation in the yearly benchmark returns of 8.88%.

5. The dispersion of annual returns as measured by the asset-weighted dispersion of returns for fully discretionary portfolios in the composite is as follows: 1988, 11.7%; 1989, 15.01%; 1990, 13.01%; 1991, 8.84%;
    1992, 4.50%; 1993, 3.61%; 1994, 10.65%; and 1995, 8.61%.

6. Performance results are presented before managment and custodial fees for the period 1/93 through 12/95. Performance results are net of management fees and custody charges for all prior periods. Average annual fees and custody charges for the period 1/88 through 12/92 were 1.05% per annum. The management fee schedule is 1% of the first $5.0 million per annum; .75 of 1% of the next $5.0 million; .50 of 1% of any assets therafter.

7. No alteration of composite as presented has occurred because of changes in personnel or other reasons.